UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
   [X] FORM 10-KSB [ ] FORM 20-F [ ] FORM 11-K [ ] FORM 10-QSB [ ] FORM N-SAR

                       FOR PERIOD ENDED: OCTOBER 31, 2000
          -------------------------------------------------------------


                       [ ] TRANSITION REPORT ON FORM 10-K
                       [ ] TRANSITION REPORT ON FORM 20-F
                       [ ] TRANSITION REPORT ON FORM 11-K
                       [ ] TRANSITION REPORT ON FORM 10-Q
                       [ ] TRANSITION REPORT ON FORM N-SAR
          FOR THE TRANSITION PERIOD ENDED:____________________________

   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

     NOTHING IN THE FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
            IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
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                         PART I - REGISTRANT INFORMATION

                            Merchantonline.com, Inc.
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                             FULL NAME OF REGISTRANT


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                            FORMER NAME IF APPLICABLE

                        902 Clint Moore Road - Suite 114
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            ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

                              Boca Raton, Fl 33487
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                            CITY, STATE AND ZIP CODE

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]     (a)       The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;

 [X]     (b)       The subject annual report, semi-annual report, transition
                   report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ]     (c)       The accountant's statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The audit for the fiscal year ending October 31, 2000 being performed by Ernst & Young, LLP, has not been completed to date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Michael Karsch                   561                   864-6000
           --------------               -----------          ------------------
                (Name)                  (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No


          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


                            Merchantonline.com, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: January 30, 2001             By /s/ Tarek Kirschen
                                      ------------------
                                          Tarek Kirschen
                                          President